December 3, 2012

ALPS Distributors, Inc.

Attn: Tane T. Tyler

1290 Broadway, Suite 1100

Denver, CO 80202

Re: Amendment to Schedule A

Dear Sir or Madam:

This letter agreement serves to amend our distribution agreement, between Laudus Trust, Laudus Institutional Trust, Charles Schwab Investment Management, Inc. and ALPS Distributors, Inc. dated November 1, 2011, (the “Agreement”).

The parties wish to amend Schedule A to the Agreement, which has been amended to reflect the liquidation of the Laudus Mondrian Global Equity Fund formerly offered by the Laudus Trust. The Agreement otherwise remains unchanged and shall continue in full force and effect. In the space provided below, please acknowledge your agreement to the foregoing.

Very truly yours, Laudus Trust Laudus Institutional Trust

		By:	/s/ George M. Pereira
Name: George Pereira
Title: CFO and Treasurer

ACKNOWLEDGED AND AGREED TO: ALPS Distributors, Inc.		Charles Schwab Investment Management, Inc. (with respect to Section 4 hereof only)

By:	/s/ Tane T. Tyler	By:	/s/ George M. Pereira
Name: Tane T. Tyler		Name: George Pereira
Title: Assistant Secretary		Title: SVP, COO & CFO

AMENDED SCHEDULE A

TO THE

DISTRIBUTION AGREEMENT

December 3, 2012

LAUDUS TRUST

Laudus Mondrian Emerging Markets Fund

Laudus Mondrian International Fixed Income Fund

Laudus Mondrian International Equity Fund

Laudus Mondrian Global Fixed Income Fund

Laudus Growth Investors U.S. Large Cap Growth Fund

LAUDUS INSTITUTIONAL TRUST

Laudus Mondrian Institutional International Equity Fund

Laudus Mondrian Institutional Emerging Markets Fund